UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 6)1

Pediatrix Medical Group, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

58502B106

(CUSIP Number)

JEFFREY C. SMITH

STARBOARD VALUE LP

777 Third Avenue, 18th Floor

New York, New York 10017

(212) 845-7977

STEVE WOLOSKY, ESQ.

ANDREW FREEDMAN, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

January 18, 2023

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 58502B106

1	NAME OF REPORTING PERSON

STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		3,348,578
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

3,348,578
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,348,578
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.0%
14	TYPE OF REPORTING PERSON

PN

2

CUSIP No. 58502B106

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,834,014
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,834,014
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,834,014
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.2%
14	TYPE OF REPORTING PERSON

CO

3

CUSIP No. 58502B106

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		325,702
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

325,702
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

325,702
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

4

CUSIP No. 58502B106

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		189,302
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

189,302
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

189,302
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 58502B106

1	NAME OF REPORTING PERSON

STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		189,302
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

189,302
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

189,302
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

6

CUSIP No. 58502B106

1	NAME OF REPORTING PERSON

STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		366,986
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

366,986
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

366,986
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

7

CUSIP No. 58502B106

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		177,684
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

177,684
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

177,684
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

8

CUSIP No. 58502B106

1	NAME OF REPORTING PERSON

STARBOARD VALUE L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		177,684
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

177,684
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

177,684
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

9

CUSIP No. 58502B106

1	NAME OF REPORTING PERSON

STARBOARD X MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		258,878
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

258,878
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

258,878
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

CO

10

CUSIP No. 58502B106

1	NAME OF REPORTING PERSON

STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		3,348,578
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

3,348,578
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,348,578
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.0%
14	TYPE OF REPORTING PERSON

OO

11

CUSIP No. 58502B106

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		3,348,578
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

3,348,578
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,348,578
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.0%
14	TYPE OF REPORTING PERSON

PN

12

CUSIP No. 58502B106

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		3,348,578
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

3,348,578
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,348,578
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.0%
14	TYPE OF REPORTING PERSON

OO

13

CUSIP No. 58502B106

1	NAME OF REPORTING PERSON

JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		3,348,578
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

3,348,578
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,348,578
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.0%
14	TYPE OF REPORTING PERSON

IN

14

CUSIP No. 58502B106

1	NAME OF REPORTING PERSON

PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		3,348,578
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

3,348,578
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,348,578
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.0%
14	TYPE OF REPORTING PERSON

IN

15

CUSIP No. 58502B106

The following constitutes Amendment No. 6 to the Schedule 13D filed by the undersigned (“Amendment No. 6”). This Amendment No. 6 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and held in the Starboard Value LP Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.

The aggregate purchase price of the 1,834,014 Shares beneficially owned by Starboard V&O Fund is approximately $33,313,826, excluding brokerage commissions. The aggregate purchase price of the 325,702 Shares beneficially owned by Starboard S LLC is approximately $6,719,093, excluding brokerage commissions. The aggregate purchase price of the 189,302 Shares beneficially owned by Starboard C LP is approximately $3,897,519, excluding brokerage commissions. The aggregate purchase price of the 177,684 Shares beneficially owned by Starboard L Master is approximately $3,403,057, excluding brokerage commissions. The aggregate purchase price of the 258,878 Shares beneficially owned by Starboard X Master is approximately $4,290,688, excluding brokerage commissions. The aggregate purchase price of the 562,998 Shares held in the Starboard Value LP Account is approximately $11,306,901, excluding brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 83,069,757 Shares outstanding, as of October 28, 2022, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022.

A.	Starboard V&O Fund
(a)	As of the close of business on January 20, 2023, Starboard V&O Fund beneficially owned 1,834,014 Shares.

Percentage: Approximately 2.2%

(b)	1. Sole power to vote or direct vote: 1,834,014
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,834,014
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard V&O Fund since the filing of Amendment No. 5 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
16

CUSIP No. 58502B106

B.	Starboard S LLC
(a)	As of the close of business on January 20, 2023, Starboard S LLC beneficially owned 325,702 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 325,702
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 325,702
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard S LLC since the filing of Amendment No. 5 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
C.	Starboard C LP
(a)	As of the close of business on January 20, 2023, Starboard C LP beneficially owned 189,302 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 189,302
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 189,302
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard C LP since the filing of Amendment No. 5 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
D.	Starboard R LP
(a)	Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 189,302 Shares owned by Starboard C LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 189,302
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 189,302
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R LP has not entered into any transactions in the Shares since the filing of Amendment No. 5 to the Schedule 13D. The transactions in the Shares on behalf of Starboard C LP since the filing of Amendment No. 5 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
17

CUSIP No. 58502B106

E.	Starboard R GP
(a)	Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of the (i) 189,302 Shares owned by Starboard C LP and (ii) 177,684 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 366,986
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 366,986
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R GP has not entered into any transactions in the Shares since the filing of Amendment No. 5 to the Schedule 13D. The transactions in the Shares on behalf of each of Starboard C LP and Starboard L Master since the filing of Amendment No. 5 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
F.	Starboard L Master
(a)	As of the close of business on January 20, 2023, Starboard L Master beneficially owned 177,684 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 177,684
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 177,684
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard L Master since the filing of Amendment No. 5 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
G.	Starboard L GP
(a)	Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 177,684 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 177,684
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 177,684
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard L GP has not entered into any transactions in the Shares since the filing of Amendment No. 5 to the Schedule 13D. The transactions in the Shares on behalf of Starboard L Master since the filing of Amendment No. 5 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
18

CUSIP No. 58502B106

H.	Starboard X Master
(a)	As of the close of business on January 20, 2023, Starboard X Master beneficially owned 258,878 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 258,878
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 258,878
4. Shared power to dispose or direct the disposition: 0
(c)	The transactions in the Shares by Starboard X Master since the filing of Amendment No. 5 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
I.	Starboard Value LP
(a)	As of the close of business on January 20, 2023, 562,998 Shares were held in the Starboard Value LP Account. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard L Master, Starboard X Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 1,834,014 Shares owned by Starboard V&O Fund, (ii) 325,702 Shares owned by Starboard S LLC, (iii) 189,302 Shares owned by Starboard C LP, (iv) 177,684 Shares owned by Starboard L Master, (v) 258,878 Shares owned by Starboard X Master and (vi) 562,998 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.0%

(b)	1. Sole power to vote or direct vote: 3,348,578
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,348,578
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and Starboard X Master since the filing of Amendment No. 5 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
J.	Starboard Value GP
(a)	Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 1,834,014 Shares owned by Starboard V&O Fund, (ii) 325,702 Shares owned by Starboard S LLC, (iii) 189,302 Shares owned by Starboard C LP, (iv) 177,684 Shares owned by Starboard L Master, (v) 258,878 Shares owned by Starboard X Master and (vi) 562,998 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.0%

(b)	1. Sole power to vote or direct vote: 3,348,578
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,348,578
4. Shared power to dispose or direct the disposition: 0

19

CUSIP No. 58502B106

(c)	Starboard Value GP has not entered into any transactions in the Shares since the filing of Amendment No. 5 to the Schedule 13D. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and through the Starboard Value LP Account since the filing of Amendment No. 5 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
K.	Principal Co
(a)	Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 1,834,014 Shares owned by Starboard V&O Fund, (ii) 325,702 Shares owned by Starboard S LLC, (iii) 189,302 Shares owned by Starboard C LP, (iv) 177,684 Shares owned by Starboard L Master, (v) 258,878 Shares owned by Starboard X Master and (vi) 562,998 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.0%

(b)	1. Sole power to vote or direct vote: 3,348,578
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,348,578
4. Shared power to dispose or direct the disposition: 0

(c)	Principal Co has not entered into any transactions in the Shares since the filing of Amendment No. 5 to the Schedule 13D. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and through the Starboard Value LP Account since the filing of Amendment No. 5 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
L.	Principal GP
(a)	Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 1,834,014 Shares owned by Starboard V&O Fund, (ii) 325,702 Shares owned by Starboard S LLC, (iii) 189,302 Shares owned by Starboard C LP, (iv) 177,684 Shares owned by Starboard L Master, (v) 258,878 Shares owned by Starboard X Master and (vi) 562,998 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.0%

(b)	1. Sole power to vote or direct vote: 3,348,578
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,348,578
4. Shared power to dispose or direct the disposition: 0

(c)	Principal GP has not entered into any transactions in the Shares since the filing of Amendment No. 5 to the Schedule 13D. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and through the Starboard Value LP Account since the filing of Amendment No. 5 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
20

CUSIP No. 58502B106

M.	Messrs. Smith and Feld
(a)	Each of Messrs. Smith and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 1,834,014 Shares owned by Starboard V&O Fund, (ii) 325,702 Shares owned by Starboard S LLC, (iii) 189,302 Shares owned by Starboard C LP, (iv) 177,684 Shares owned by Starboard L Master, (v) 258,878 Shares owned by Starboard X Master and (vi) 562,998 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.0%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 3,348,578
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 3,348,578

(c)	None of Messrs. Smith or Feld has entered into any transactions in the Shares since the filing of Amendment No. 5 to the Schedule 13D. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and through the Starboard Value LP Account since the filing of Amendment No. 5 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities of the Issuer that he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

(d)	No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.
(e)	As of January 19, 2023, the Reporting Persons ceased to beneficially own more than 5% of the outstanding Shares of the Issuer.

21

CUSIP No. 58502B106

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 20, 2023

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP,

its manager

STARBOARD X MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value L LP,

its general partner

STARBOARD VALUE L LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Peter A. Feld

22

CUSIP No. 58502B106

SCHEDULE A

Transactions in the Shares Since the Filing of Amendment No. 5 to the Schedule 13D

Nature of the Transaction	Amount of Securities (Sold)	Price ($)	Date of Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Sale of Common Stock	(12,542)	15.8950	12/09/2022
Sale of Common Stock	(55)	15.8950	12/09/2022
Sale of Common Stock	(3,885)	15.6833	12/09/2022
Sale of Common Stock	(1,314)	15.5381	12/12/2022
Sale of Common Stock	(12,489)	15.3850	12/12/2022
Sale of Common Stock	(16,206)	15.7185	12/13/2022
Sale of Common Stock	(46,342)	15.7047	12/13/2022
Sale of Common Stock	(43,816)	15.6334	12/13/2022
Sale of Common Stock	(19,512)	15.5682	12/13/2022
Sale of Common Stock	(16,613)	15.5841	12/14/2022
Sale of Common Stock	(274)	15.0300	12/20/2022
Sale of Common Stock	(39,517)	15.1590	12/21/2022
Sale of Common Stock	(23,200)	15.2333	12/22/2022
Sale of Common Stock	(3,311)	15.1912	12/23/2022
Sale of Common Stock	(55)	15.0000	12/28/2022
Sale of Common Stock	(2,420)	15.0000	12/29/2022
Sale of Common Stock	(10,954)	15.1093	01/03/2023
Sale of Common Stock	(24,647)	15.3776	01/04/2023
Sale of Common Stock	(3,867)	15.1538	01/05/2023
Sale of Common Stock	(21,046)	15.0101	01/05/2023
Sale of Common Stock	(36,581)	15.0065	01/06/2023
Sale of Common Stock	(8,304)	15.0873	01/09/2023
Sale of Common Stock	(41,078)	15.2220	01/10/2023
Sale of Common Stock	(49,293)	15.3493	01/11/2023
Sale of Common Stock	(839)	15.2850	01/11/2023
Sale of Common Stock	(273,850)	16.1661	01/18/2023
Sale of Common Stock	(20,037)	15.7090	01/18/2023
Sale of Common Stock	(50,762)	15.5500	01/19/2023
Sale of Common Stock	(17,605)	15.5154	01/19/2023
Sale of Common Stock	(164,310)	15.5050	01/19/2023
Sale of Common Stock	(28,808)	15.5042	01/19/2023
Sale of Common Stock	(23,806)	15.5099	01/20/2023
Sale of Common Stock	(50,205)	15.5018	01/20/2023
Sale of Common Stock	(338,086)	15.3597	01/20/2023

CUSIP No. 58502B106

STARBOARD VALUE AND OPPORTUNITY C LP

Sale of Common Stock	(1,295)	15.8950	12/09/2022
Sale of Common Stock	(5)	15.8950	12/09/2022
Sale of Common Stock	(401)	15.6833	12/09/2022
Sale of Common Stock	(136)	15.5381	12/12/2022
Sale of Common Stock	(1,289)	15.3850	12/12/2022
Sale of Common Stock	(1,673)	15.7185	12/13/2022
Sale of Common Stock	(4,783)	15.7047	12/13/2022
Sale of Common Stock	(4,523)	15.6334	12/13/2022
Sale of Common Stock	(2,014)	15.5682	12/13/2022
Sale of Common Stock	(1,715)	15.5841	12/14/2022
Sale of Common Stock	(28)	15.0300	12/20/2022
Sale of Common Stock	(4,079)	15.1590	12/21/2022
Sale of Common Stock	(2,395)	15.2333	12/22/2022
Sale of Common Stock	(342)	15.1912	12/23/2022
Sale of Common Stock	(5)	15.0000	12/28/2022
Sale of Common Stock	(250)	15.0000	12/29/2022
Sale of Common Stock	(1,131)	15.1093	01/03/2023
Sale of Common Stock	(2,544)	15.3776	01/04/2023
Sale of Common Stock	(399)	15.1538	01/05/2023
Sale of Common Stock	(2,172)	15.0101	01/05/2023
Sale of Common Stock	(3,776)	15.0065	01/06/2023
Sale of Common Stock	(857)	15.0873	01/09/2023
Sale of Common Stock	(4,240)	15.2220	01/10/2023
Sale of Common Stock	(5,087)	15.3493	01/11/2023
Sale of Common Stock	(87)	15.2850	01/11/2023
Sale of Common Stock	(28,266)	16.1661	01/18/2023
Sale of Common Stock	(2,068)	15.7090	01/18/2023
Sale of Common Stock	(5,240)	15.5500	01/19/2023
Sale of Common Stock	(1,817)	15.5154	01/19/2023
Sale of Common Stock	(16,960)	15.5050	01/19/2023
Sale of Common Stock	(2,974)	15.5042	01/19/2023
Sale of Common Stock	(2,457)	15.5099	01/20/2023
Sale of Common Stock	(5,182)	15.5018	01/20/2023
Sale of Common Stock	(34,896)	15.3597	01/20/2023

CUSIP No. 58502B106

STARBOARD VALUE AND OPPORTUNITY S LLC

Sale of Common Stock	(2,227)	15.8950	12/09/2022
Sale of Common Stock	(10)	15.8950	12/09/2022
Sale of Common Stock	(690)	15.6833	12/09/2022
Sale of Common Stock	(233)	15.5381	12/12/2022
Sale of Common Stock	(2,218)	15.3850	12/12/2022
Sale of Common Stock	(2,878)	15.7185	12/13/2022
Sale of Common Stock	(8,230)	15.7047	12/13/2022
Sale of Common Stock	(7,781)	15.6334	12/13/2022
Sale of Common Stock	(3,465)	15.5682	12/13/2022
Sale of Common Stock	(2,950)	15.5841	12/14/2022
Sale of Common Stock	(49)	15.0300	12/20/2022
Sale of Common Stock	(7,018)	15.1590	12/21/2022
Sale of Common Stock	(4,120)	15.2333	12/22/2022
Sale of Common Stock	(588)	15.1912	12/23/2022
Sale of Common Stock	(10)	15.0000	12/28/2022
Sale of Common Stock	(430)	15.0000	12/29/2022
Sale of Common Stock	(1,945)	15.1093	01/03/2023
Sale of Common Stock	(4,377)	15.3776	01/04/2023
Sale of Common Stock	(687)	15.1538	01/05/2023
Sale of Common Stock	(3,738)	15.0101	01/05/2023
Sale of Common Stock	(6,496)	15.0065	01/06/2023
Sale of Common Stock	(1,475)	15.0873	01/09/2023
Sale of Common Stock	(7,294)	15.2220	01/10/2023
Sale of Common Stock	(8,754)	15.3493	01/11/2023
Sale of Common Stock	(149)	15.2850	01/11/2023
Sale of Common Stock	(48,633)	16.1661	01/18/2023
Sale of Common Stock	(3,559)	15.7090	01/18/2023
Sale of Common Stock	(9,015)	15.5500	01/19/2023
Sale of Common Stock	(3,126)	15.5154	01/19/2023
Sale of Common Stock	(29,179)	15.5050	01/19/2023
Sale of Common Stock	(5,116)	15.5042	01/19/2023
Sale of Common Stock	(4,228)	15.5099	01/20/2023
Sale of Common Stock	(8,916)	15.5018	01/20/2023
Sale of Common Stock	(60,041)	15.3597	01/20/2023

CUSIP No. 58502B106

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Sale of Common Stock	(1,215)	15.8950	12/09/2022
Sale of Common Stock	(5)	15.8950	12/09/2022
Sale of Common Stock	(376)	15.6833	12/09/2022
Sale of Common Stock	(127)	15.5381	12/12/2022
Sale of Common Stock	(1,210)	15.3850	12/12/2022
Sale of Common Stock	(1,570)	15.7185	12/13/2022
Sale of Common Stock	(4,490)	15.7047	12/13/2022
Sale of Common Stock	(4,245)	15.6334	12/13/2022
Sale of Common Stock	(1,890)	15.5682	12/13/2022
Sale of Common Stock	(1,610)	15.5841	12/14/2022
Sale of Common Stock	(26)	15.0300	12/20/2022
Sale of Common Stock	(3,828)	15.1590	12/21/2022
Sale of Common Stock	(2,248)	15.2333	12/22/2022
Sale of Common Stock	(321)	15.1912	12/23/2022
Sale of Common Stock	(5)	15.0000	12/28/2022
Sale of Common Stock	(234)	15.0000	12/29/2022
Sale of Common Stock	(1,061)	15.1093	01/03/2023
Sale of Common Stock	(2,388)	15.3776	01/04/2023
Sale of Common Stock	(374)	15.1538	01/05/2023
Sale of Common Stock	(2,039)	15.0101	01/05/2023
Sale of Common Stock	(3,545)	15.0065	01/06/2023
Sale of Common Stock	(805)	15.0873	01/09/2023
Sale of Common Stock	(3,980)	15.2220	01/10/2023
Sale of Common Stock	(4,777)	15.3493	01/11/2023
Sale of Common Stock	(81)	15.2850	01/11/2023
Sale of Common Stock	(26,531)	16.1661	01/18/2023
Sale of Common Stock	(1,941)	15.7090	01/18/2023
Sale of Common Stock	(4,918)	15.5500	01/19/2023
Sale of Common Stock	(1,706)	15.5154	01/19/2023
Sale of Common Stock	(15,919)	15.5050	01/19/2023
Sale of Common Stock	(2,791)	15.5042	01/19/2023
Sale of Common Stock	(2,306)	15.5099	01/20/2023
Sale of Common Stock	(4,864)	15.5018	01/20/2023
Sale of Common Stock	(32,754)	15.3597	01/20/2023

CUSIP No. 58502B106

STARBOARD X MASTER FUND LTD

Sale of Common Stock	(1,771)	15.8950	12/09/2022
Sale of Common Stock	(8)	15.8950	12/09/2022
Sale of Common Stock	(549)	15.6833	12/09/2022
Sale of Common Stock	(186)	15.5381	12/12/2022
Sale of Common Stock	(1,763)	15.3850	12/12/2022
Sale of Common Stock	(2,287)	15.7185	12/13/2022
Sale of Common Stock	(6,541)	15.7047	12/13/2022
Sale of Common Stock	(6,185)	15.6334	12/13/2022
Sale of Common Stock	(2,754)	15.5682	12/13/2022
Sale of Common Stock	(2,345)	15.5841	12/14/2022
Sale of Common Stock	(39)	15.0300	12/20/2022
Sale of Common Stock	(5,578)	15.1590	12/21/2022
Sale of Common Stock	(3,274)	15.2333	12/22/2022
Sale of Common Stock	(467)	15.1912	12/23/2022
Sale of Common Stock	(8)	15.0000	12/28/2022
Sale of Common Stock	(341)	15.0000	12/29/2022
Sale of Common Stock	(1,546)	15.1093	01/03/2023
Sale of Common Stock	(3,479)	15.3776	01/04/2023
Sale of Common Stock	(546)	15.1538	01/05/2023
Sale of Common Stock	(2,971)	15.0101	01/05/2023
Sale of Common Stock	(5,164)	15.0065	01/06/2023
Sale of Common Stock	(1,172)	15.0873	01/09/2023
Sale of Common Stock	(5,798)	15.2220	01/10/2023
Sale of Common Stock	(6,958)	15.3493	01/11/2023
Sale of Common Stock	(118)	15.2850	01/11/2023
Sale of Common Stock	(38,655)	16.1661	01/18/2023
Sale of Common Stock	(2,828)	15.7090	01/18/2023
Sale of Common Stock	(7,165)	15.5500	01/19/2023
Sale of Common Stock	(2,485)	15.5154	01/19/2023
Sale of Common Stock	(23,193)	15.5050	01/19/2023
Sale of Common Stock	(4,066)	15.5042	01/19/2023
Sale of Common Stock	(3,360)	15.5099	01/20/2023
Sale of Common Stock	(7,086)	15.5018	01/20/2023
Sale of Common Stock	(47,722)	15.3597	01/20/2023

CUSIP No. 58502B106

STARBOARD VALUE LP

(Through the Starboard Value LP Account)

Sale of Common Stock	(3,850)	15.8950	12/09/2022
Sale of Common Stock	(17)	15.8950	12/09/2022
Sale of Common Stock	(1,193)	15.6833	12/09/2022
Sale of Common Stock	(404)	15.5381	12/12/2022
Sale of Common Stock	(3,834)	15.3850	12/12/2022
Sale of Common Stock	(4,975)	15.7185	12/13/2022
Sale of Common Stock	(14,226)	15.7047	12/13/2022
Sale of Common Stock	(13,450)	15.6334	12/13/2022
Sale of Common Stock	(5,990)	15.5682	12/13/2022
Sale of Common Stock	(5,100)	15.5841	12/14/2022
Sale of Common Stock	(84)	15.0300	12/20/2022
Sale of Common Stock	(12,130)	15.1590	12/21/2022
Sale of Common Stock	(7,122)	15.2333	12/22/2022
Sale of Common Stock	(1,017)	15.1912	12/23/2022
Sale of Common Stock	(17)	15.0000	12/28/2022
Sale of Common Stock	(743)	15.0000	12/29/2022
Sale of Common Stock	(3,363)	15.1093	01/03/2023
Sale of Common Stock	(7,565)	15.3776	01/04/2023
Sale of Common Stock	(1,187)	15.1538	01/05/2023
Sale of Common Stock	(6,460)	15.0101	01/05/2023
Sale of Common Stock	(11,229)	15.0065	01/06/2023
Sale of Common Stock	(2,549)	15.0873	01/09/2023
Sale of Common Stock	(12,610)	15.2220	01/10/2023
Sale of Common Stock	(15,131)	15.3493	01/11/2023
Sale of Common Stock	(258)	15.2850	01/11/2023
Sale of Common Stock	(84,065)	16.1661	01/18/2023
Sale of Common Stock	(6,151)	15.7090	01/18/2023
Sale of Common Stock	(15,583)	15.5500	01/19/2023
Sale of Common Stock	(5,404)	15.5154	01/19/2023
Sale of Common Stock	(50,439)	15.5050	01/19/2023
Sale of Common Stock	(8,843)	15.5042	01/19/2023
Sale of Common Stock	(7,308)	15.5099	01/20/2023
Sale of Common Stock	(15,412)	15.5018	01/20/2023
Sale of Common Stock	(103,785)	15.3597	01/20/2023